As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

California Resources Corporation
(Exact name of registrant as specified in its charter)
Delaware	46-5670947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 World Trade Center, Suite 1500 Long Beach, California	90831
(Address of Principal Executive Offices)	(Zip Code)

CALIFORNIA RESOURCES CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Michael L. Preston Executive Vice President, Chief Administrative Officer and General Counsel 1 World Trade Center, Suite 1500 Long Beach, California 90831
(Name and address of agent for service)

(888) 848-4754
(Telephone number, including area code, of agent for service) Copies to: Sarah K. Morgan Scott D. Rubinsky Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer        Accelerated filer
Non-accelerated filer        Smaller reporting company
    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
California Resources Corporation (the “Registrant”) will provide all participants in the California Resources Corporation Employee Stock Purchase Plan (as amended from time to time, the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this registration statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:
(a)    The Registrant’s Annual Report on Form 10-K (File No. 001-36478) for the year ended December 31, 2021, filed with the Commission on February 25, 2022, including information specifically incorporated by reference into such Annual Report on Form 10-K from the definitive proxy statement for the Registrant’s Annual Meeting of Stockholders filed with the Commission on March 22, 2022;
(b)    The Registrant’s Quarterly Report on Form 10-Q (File No. 001-36478) for the quarter ended March 31, 2021, filed with the Commission on May 5, 2022;
(c)     The Registrant’s Current Report on Form 8-K (File No. 001-36478), other than with respect to Items 2.02 or 7.01, filed with the Commission on February 16, 2022; and
(d)    The description of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-36478) filed with the Commission on March 11, 2021, including any subsequent amendments or reports that the Registrant may file in the future for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:
•for breach of duty of loyalty;
•for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
•under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and
•for transactions from which the director derived improper personal benefit.
The Registrant’s Amended and Restated Certificate of Incorporation, dated as of October 27, 2020, and the Amended and Restated Bylaws of the Registrant, dated as of October 27, 2020, provide that the Registrant shall indemnify its executive officers and directors to the fullest extent authorized by the DGCL.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and executive officers will be further limited to the fullest extent permitted by the DGCL.
In addition, the Registrant has entered into indemnification agreements with its current directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to (i) indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant and (ii) advance expenses, to the extent not prohibited by law, incurred in connection with any proceeding not initiated by the indemnitee as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.
Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Registrant maintains such liability insurance policies to cover its directors and executive officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Description
4.1
Amended Debtors’ Joint Plan of Reorganization of the Registrant and certain of its subsidiaries, dated as of October 8, 2020 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on October 19, 2020).

4.2
Amended and Restated Certificate of Incorporation of the Registrant dated as of October 27, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 27, 2020).

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 6, 2022).

4.4
Amended and Restated Bylaws of the Registrant dated as of October 27, 2020 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 27, 2020).

5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Independent Petroleum Engineers, Ryder Scott Company, L.P.
23.3*	Consent of Independent Petroleum Engineers, Netherland, Sewell & Associates, Inc.
23.4*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).
99.1	California Resources Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 6, 2022).
107.1*	Calculation of Filing Fee Tables.
__________
*    Filed herewith.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on May 6, 2022.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Mark A. McFarland
	Name:	Mark A. McFarland
	Title:	President, Chief Executive Officer and Director
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Mark A. McFarland, Francisco J. Leon, Michael L. Preston and Ulrik Damborg, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on May 6, 2022.
SIGNATURES

Signature	Title

/s/ Mark A. (Mac) McFarland	President, Chief Executive Officer and Director
Mark A. (Mac) McFarland	(Principal Executive Officer)

/s/ Francisco J. Leon	Executive Vice President and Chief Financial Officer
Francisco J. Leon	(Principal Financial Officer)

/s/ Noelle M. Repetti	Senior Vice President and Controller
Noelle M. Repetti	(Principal Accounting Officer)

/s/ Tiffany (TJ) Thom Cepak	Chair of the Board
Tiffany (TJ) Thom Cepak

/s/ Andrew B. Bremner	Director
Andrew B. Bremner

/s/ Douglas E. Brooks	Director
Douglas E. Brooks

/s/ Nicole Neeman Brady	Director
Nicole Neeman Brady

Signature	Title

/s/ Julio M. Quintana	Director
Julio M. Quintana

/s/ William B. Roby	Director
William B. Roby

/s/ A. Alejandra Veltmann	Director
A. Alejandra Veltmann